Exhibit 99.1

CareTrust REIT Announces First Quarter 2020 Operating Results

Conference Call Scheduled for Friday, May 8, 2020 at 1:00 pm ET
SAN CLEMENTE, Calif., May 7, 2020 (GLOBE NEWSWIRE) -- CareTrust REIT, Inc. (Nasdaq:CTRE) today reported operating results for the quarter ended March 31, 2020, as well as other recent events.
For the quarter, CareTrust REIT reported:
•Net income of $19.3 million and net income per diluted weighted-average common share of $0.20;
•Normalized FFO of $32.3 million and normalized FFO per diluted weighted-average common share of $0.34;
•Normalized FAD of $33.7 million and normalized FAD per diluted weighted-average common share of $0.35; and
•A net debt-to-normalized EBITDA ratio of 3.5x, and a net debt-to-enterprise value of 28%, each as of quarter-end.

Responding to the Global Crisis

“While the global COVID-19 pandemic has deeply affected many across the nation, our skilled nursing and seniors housing tenants and their front-line care staffs have performed admirably in the face of the crisis,” said Greg Stapley, CareTrust's Chairman and Chief Executive Officer. Mr. Stapley noted that the economic impact of the pandemic and associated shutdowns of key parts of the economy, while unprecedented, illustrate why skilled nursing remains a safe haven for landlords and investors in recessionary cycles. “In good times, private pay assets seem to get all the attention, but rain or shine, skilled nursing remains largely needs-based, and its government payor sources pay in full and on time,” he said.

In the current crisis, he noted, government support has been more critical than ever. He observed that the supplemental funding provided to date by the federal and some state governments has been helpful in bridging the gap on increased labor and supply costs, and the relaxation of key regulatory requirements such as the 1135 waiver of the three-day qualifying stay rule have been beneficial as well. “The government’s efforts to keep critical healthcare workers on the job and to streamline the qualifying rules for COVID-19 patients has put a very big finger in the dike,” said Mr. Stapley.

Dave Sedgwick, CareTrust’s Chief Operating Officer, noted however that critical needs remain. “Next step, if we want to really protect our nation’s elderly and the healthcare workers who care for them, it is essential that point-of care molecular testing that provides immediate results be pushed out to skilled nursing facilities as fast as possible,” he said. Mr. Sedgwick added that skilled nursing providers and their caregivers are well-versed in infection control protocols. “But knowing who is contagious has been the missing puzzle piece from the beginning, and the value of point-of-care testing in saving lives cannot be overstated,” he said.

Mr. Stapley also highlighted the Company’s own response to the pandemic. “Our outstanding portfolio management team has stayed close to our tenants throughout the pandemic,” he said. “Through these frequent conversations and their own deep backgrounds in healthcare operations, they not only understood the unique challenges our operators were facing, they were also able to identify and share ideas, opportunities and solutions from specific tenants with the rest of our tenant base,” he added. He also reported that CareTrust’s close ongoing attention to its tenants’ operations and financial results had enabled management to quickly understand that, with the supplemental funding, the operators’ immediate challenges were not financial. “Rent deferral questions, at least in our portfolio, were a solution looking for a problem,” he said. He reported that CareTrust collected 99.3% of contract rents in April and expects a similar result in May.

Supporting Operators in Troubled Times

Mr. Stapley said that the most pressing problems faced by operators as the pandemic spread was lack of testing and access to personal protective equipment, or PPE. He reported that CareTrust’s tenants had raised the alarm on the shortage of PPE well before it was being widely reported in the news. “Our portfolio management team went straight to work to find PPE for our smaller operators, whose relatively small orders were unable to get the attention of the big suppliers,” he said.

He reported that, following a tip from a tenant who was successfully obtaining reasonably-priced PPE, CareTrust used its scale and credit to quickly place over $1.2 million in rush PPE orders for CareTrust’s smaller tenants. “Some of our tenants were paying over $10.00 for N-95 masks that CareTrust ultimately procured in quantity for less than $2.00 each,” said Eric Gillis, CareTrust’s Vice President of Portfolio Management, who led the charge. “Because one tenant was willing to help us help the rest, we were able to move all of them to the head of the line and get most of the order delivered to our tenants before the Chinese government shut down the export of critical PPE to the United States,” he added. CareTrust estimates that the aggregate savings to providers exceeded $2.0 million. Mr. Gillis noted that CareTrust continues to pursue sources for PPE and other needed items to help front-line providers both within and outside of CareTrust’s portfolio.

Financial Results for Quarter Ended March 31, 2020
Chief Financial Officer Bill Wagner reported that, for the first quarter, CareTrust generated net income of $19.3 million, or $0.20 per diluted weighted-average common share, normalized FFO of $32.3 million, or $0.34 per diluted weighted-average common share, and normalized FAD of $33.7 million, or $0.35 per diluted weighted-average common share. “We are pleased to be delivering a quarter-over-quarter increase in all of these measures while simultaneously maintaining industry-low leverage and positioning CareTrust for future growth,” said Mr. Wagner.

Liquidity
As of quarter end, CareTrust reported net debt-to-normalized EBITDA of approximately 3.5x and net debt-to-enterprise value of approximately 28%. Mr. Wagner noted that at quarter-end the Company had approximately $525 million in availability on its $600 million revolving credit line, and no scheduled debt maturities prior to 2024. He also disclosed that CareTrust currently has more than $44 million in cash on hand.

He further reported that the Company’s at-the-market equity program has $500 million in authorization available, allowing the Company to raise additional capital in the equity markets if needed. “While volatility in the equity capital markets may pose challenges at present, our current debt levels continue to be well under our target leverage range of 4.0x to 5.0x net debt-to-normalized EBITDA, allowing us substantial optionality with respect to how and to what extent we choose to fund growth going forward,” said Mr. Wagner.

External Growth Prospects

Mark Lamb, CareTrust’s Chief Investment Officer, noted that external growth has become more difficult in the current environment. "Property tours and other parts of the due diligence process must be done differently, and many prospective sellers as well as operators who might step into those assets are busy battling the pandemic," he explained. He noted, however, that the Company has several attractive acquisition prospects in the pipeline, and the ability to pursue them without raising equity if it makes sense to do so. Mr. Stapley added, "While we intend to retain ample liquidity to see us through should the current headwinds persist longer than expected, it is exactly for times like these that we keep some dry powder on hand, and we will continue looking for compelling opportunities to grow."

2020 Guidance

In February, CareTrust issued annual guidance, on a per-diluted weighted-average common share basis, for net income of approximately $0.76 to $0.78, normalized FFO of approximately $1.32 to $1.34, and normalized FAD of approximately $1.38 to $1.40. The guidance was based on a diluted weighted-average common share count of 95.6 million shares, and per CareTrust’s standard practice included all investments, dispositions and loan repayments made to date, and assumed no new acquisitions, dispositions, new loans or loan repayments beyond those completed or announced to date, no new debt incurrences or new equity issuances, and estimated 1.75% CPI-based rent escalators under CareTrust's long-term net leases.

In discussing the prior guidance, Mr. Stapley acknowledged the uncertainty facing financial markets and the healthcare industry during the COVID-19 pandemic. “Our tenants are on the front line of the fight to protect our nation’s most vulnerable citizens, and we are gratified by the support received to date from federal and state governments who recognize their valuable contributions,” he said. He cited supplemental payments to healthcare providers from the CARES Act, the Medicare advance payment program, the suspension of sequestration, the Paycheck Protection Program, and various state Medicaid rate increases, as well as the waiver of the three-day qualifying stay rule, as positives for the otherwise beleaguered industry. “It’s no secret that costs are up and occupancy is down at the moment, and we don’t know how long this will last, but the support our tenants are receiving is enhancing their ability to care for their residents, keep their valiant care staffs fully employed, and pay their rent in full and on time, and we expect they will continue to do so for the foreseeable future,” he said.

Mr. Stapley continued, “With much related to the pandemic still unresolved, we acknowledge that any annual earnings guidance offered at this time would seem speculative at best." He stated, however, that with the support providers are receiving it appears possible that the previously issued guidance could be achieved, although he cautioned that the unknowns still loom large and will continue to do so for some time to come. "We are accordingly neither updating nor withdrawing our prior guidance at this time, but we are adding the caveat that changes in economic and other factors related to the COVID-19 pandemic and the government’s responses thereto could alter our outlook in the future,” he concluded.

Portfolio Changes in the Quarter and Since
During the quarter, CareTrust completed the purchase of Cascadia of Boise, a newly-constructed 99-bed skilled nursing facility in Boise, Idaho. CareTrust’s total initial investment was approximately $18.7 million inclusive of transaction costs, and annual cash rent under the Cascadia master lease increased by approximately $1.7 million. CareTrust funded the acquisition from cash on hand, borrowings under the unsecured revolving credit facility and a credit for CareTrust’s original preferred equity investment in the facility and preferred returns thereon. As of March 31, 2020, CareTrust has no remaining preferred equity investments.

On February 12, 2020, CareTrust acquired Barton Creek Senior Living, a 62-unit assisted living facility located on the campus of Lake View Hospital in Bountiful, Utah for $7.4 million. The Barton Creek facility was added to CareTrust’s existing master lease with senior housing operator Bayshire, LLC, increasing the annual cash rent under the Bayshire master lease by approximately $600,000.
On February 14, 2020, CareTrust sold its Metron skilled nursing portfolio, which had been held for sale as of December 31, 2019, for $36.0 million, recognizing a loss of approximately $0.1 million on the sale. CareTrust received $3.5 million in cash at closing and provided the purchaser with a short-term mortgage loan secured by the six properties for $32.4 million. In April 2020, the mortgage loan was settled with $18.9 million in cash and a new mortgage loan for $13.9 million initially bearing interest at an interest rate equal to LIBOR plus 4.00%, subject to a LIBOR floor of 1.75%.

Dividend Increased
During the quarter, CareTrust increased its quarterly dividend from $0.225 to $0.25 per common share. “Having maintained a very conservative payout ratio over the years, and with a record acquisition year in 2019, CareTrust was well-positioned to continue our pattern of regular annual increases despite the storm clouds on the horizon,” said Mr. Stapley. “On an annualized basis, our quarterly dividend represents a payout ratio of approximately 74% based on the first quarter 2020 normalized FFO, and 71% based on normalized FAD,” said Mr. Wagner. “At this level, our dividend remains among the best-protected of all our industry peers, while simultaneously providing additional growth capital for reinvestment and a solid overall return to our shareholders,” he added.

Share Repurchase Program

On March 20, 2020, CareTrust announced that its Board of Directors had authorized the repurchase of up to $150 million of its outstanding shares of common stock from time to time prior to March 31, 2023. The repurchase program was established in response to the precipitous drop in stock prices in mid-March. “We had cash in the bank and more coming in at the time,” said Mr. Stapley. “With our stock trading below our net asset value, we couldn’t think of a better use for our cash than buying our own assets,” he added. Mr. Wagner reported that no shares have been repurchased under the program to date. “Thankfully, our stock bounced back above NAV quickly, and has since proved to be fairly resilient despite the continuing volatility in the markets,” he said.

Conference Call

A conference call will be held on Friday, May 8, 2020, at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time), during which CareTrust’s management will discuss first quarter 2020 results, recent developments and other matters. The dial-in number for this call is (844) 220-4972 (U.S.) or (317) 973-4053 (International). The conference ID number is 8078546. To listen to the call online, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the CareTrust REIT website at http://investor.caretrustreit.com. The call will be recorded, and will be available for replay via the website for 30 days following the call.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding future financial and financing positions, business and acquisition strategies, growth prospects, operating and financial performance, expectations regarding the making of distributions, payment of dividends, compliance with and changes in governmental regulations, and the performance of the Company’s tenants and operators and their respective facilities.
Words such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “plan,” “seek,” “should,” “will,” “would,” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements, though not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are based on management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although the Company believes that the assumptions underlying these forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that its expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in Part II, Item 1A of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.
This press release and the related conference call provides information about the Company's financial results as of and for the quarter ended March 31, 2020 and is provided as of the date hereof, unless specifically stated otherwise. The Company expressly disclaims any obligation to update or revise any information in this press release or the related conference call (and replays thereof), including forward-looking statements, whether to reflect any change in the Company’s expectations, any change in events, conditions or circumstances, or otherwise.
As used in this press release or the related conference call, unless the context requires otherwise, references to “CTRE,” "CareTrust," “CareTrust REIT” or the “Company” refer to CareTrust REIT, Inc. and its consolidated subsidiaries. GAAP refers to generally accepted accounting principles in the United States of America.
Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com

CARETRUST REIT, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)
	For the Three Months Ended March 31,
	2020	2019
Revenues:
Rental income	$42,464	$38,347
Independent living facilities	625	860
Interest and other income	1,251	451
Total revenues	44,340	39,658
Expenses:
Depreciation and amortization	13,160	11,902
Interest expense	6,714	6,860
Property taxes	485	826
Independent living facilities	546	707
General and administrative	4,054	3,310
Total expenses	24,959	23,605
Other loss:
Loss on sale of real estate	(56)	—
Net income	$19,325	$16,053

Earnings per common share:
Basic	$0.20	$0.18
Diluted	$0.20	$0.18

Weighted-average number of common shares:
Basic	95,161	88,010
Diluted	95,161	88,010

Dividends declared per common share	$0.25	$0.225

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
(in thousands)
(Unaudited)
	Three Months Ended March 31,
	2020	2019

Net income	$19,325	$16,053
Depreciation and amortization	13,160	11,902
Interest expense	6,714	6,860
Amortization of stock-based compensation	884	994
EBITDA	40,083	35,809
Property operating expenses	(217)	—
Loss on sale of real estate	56	—
Normalized EBITDA	$39,922	$35,809

Net income	$19,325	$16,053
Real estate related depreciation and amortization	13,144	11,884
Loss on sale of real estate	56	—
Funds from Operations (FFO)	32,525	27,937
Property operating expenses	(217)	—
Normalized FFO	$32,308	$27,937

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES (continued)
(in thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2020	2019

Net income	$19,325	$16,053
Real estate related depreciation and amortization	13,144	11,884
Amortization of deferred financing fees	487	541
Amortization of stock-based compensation	884	994
Straight-line rental income	(26)	(463)
Loss on sale of real estate	56	—
Funds Available for Distribution (FAD)	33,870	29,009
Property operating expenses	(217)	—
Normalized FAD	$33,653	$29,009

FFO per share	$0.34	$0.32
Normalized FFO per share	$0.34	$0.32

FAD per share	$0.36	$0.33
Normalized FAD per share	$0.35	$0.33

Diluted weighted average shares outstanding [1]	95,306	88,266

[1] For the periods presented, the diluted weighted average shares have been calculated using the treasury stock method.

CARETRUST REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - 5 QUARTER TREND
(in thousands, except per share data)
(Unaudited)
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Revenues:
Rental income	$38,347	$44,123	$31,577	$41,620	$42,464
Independent living facilities	860	887	929	713	625
Interest and other income	451	1,191	808	1,895	1,251
Total revenues	39,658	46,201	33,314	44,228	44,340
Expenses:
Depreciation and amortization	11,902	13,437	13,420	13,063	13,160
Interest expense	6,860	7,285	7,064	6,916	6,714
Property taxes	826	456	1,025	741	485
Independent living facilities	707	719	806	666	546
Impairment of real estate investments	—	—	16,692	—	—
Provision for loan losses	—	—	1,076	—	—
General and administrative	3,310	4,606	3,502	3,740	4,054
Total expenses	23,605	26,503	43,585	25,126	24,959
Other income (loss):
Gain (loss) on sale of real estate	—	—	217	1,560	(56)
Net income (loss)	$16,053	$19,698	$(10,054)	$20,662	$19,325

Diluted earnings per share	$0.18	$0.21	$(0.11)	$0.22	$0.20

Diluted weighted average shares outstanding	88,010	94,036	95,103	95,144	95,161

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME (LOSS) TO NON-GAAP FINANCIAL MEASURES - 5 QUARTER TREND
(in thousands)
(Unaudited)
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020

Net income (loss)	$16,053	$19,698	$(10,054)	$20,662	$19,325
Depreciation and amortization	11,902	13,437	13,420	13,063	13,160
Interest expense	6,860	7,285	7,064	6,916	6,714
Amortization of stock-based compensation	994	1,147	981	982	884
EBITDA	35,809	41,567	11,411	41,623	40,083
Impairment of real estate investments	—	—	16,692	—	—
Provision for loan losses	—	—	1,076	—	—
Provision for doubtful accounts and lease restructuring	—	—	12,471	464	—
Property operating expenses	—	—	218	(84)	(217)
(Gain) loss on sale of real estate	—	—	(217)	(1,560)	56
Normalized EBITDA	$35,809	$41,567	$41,651	$40,443	$39,922

Net income (loss)	$16,053	$19,698	$(10,054)	$20,662	$19,325
Real estate related depreciation and amortization	11,884	13,421	13,404	13,046	13,144
Impairment of real estate investments	—	—	16,692	—	—
(Gain) loss on sale of real estate	—	—	(217)	(1,560)	56
Funds from Operations (FFO)	27,937	33,119	19,825	32,148	32,525
Provision for loan losses	—	—	1,076	—	—
Provision for doubtful accounts and lease restructuring	—	—	12,471	464	—
Property operating expenses	—	—	218	(84)	(217)
Normalized FFO	$27,937	$33,119	$33,590	$32,528	$32,308

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME (LOSS) TO NON-GAAP FINANCIAL MEASURES - 5 QUARTER TREND (continued)
(in thousands, except per share data)
(Unaudited)
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020

Net income (loss)	$16,053	$19,698	$(10,054)	$20,662	$19,325
Real estate related depreciation and amortization	11,884	13,421	13,404	13,046	13,144
Amortization of deferred financing fees	541	487	488	487	487
Amortization of stock-based compensation	994	1,147	981	982	884
Straight-line rental income	(463)	(474)	(546)	98	(26)
Impairment of real estate investments	—	—	16,692	—	—
(Gain) loss on sale of real estate	—	—	(217)	(1,560)	56
Funds Available for Distribution (FAD)	29,009	34,279	20,748	33,715	33,870
Provision for loan losses	—	—	1,076	—	—
Provision for doubtful accounts and lease restructuring	—	—	12,471	464	—
Property operating expenses	—	—	218	(84)	(217)
Normalized FAD	$29,009	$34,279	$34,513	$34,095	$33,653

FFO per share	$0.32	$0.35	$0.21	$0.34	$0.34
Normalized FFO per share	$0.32	$0.35	$0.35	$0.34	$0.34

FAD per share	$0.33	$0.36	$0.22	$0.35	$0.36
Normalized FAD per share	$0.33	$0.36	$0.36	$0.36	$0.35

Diluted weighted average shares outstanding [1]	88,266	94,292	95,313	95,340	95,306

[1] For the periods presented, the diluted weighted average shares have been calculated using the treasury stock method.

CARETRUST REIT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	March 31, 2020	December 31, 2019
Assets:
Real estate investments, net	$1,429,525	$1,414,200
Other real estate investments, net	61,753	33,300
Assets held for sale, net	—	34,590
Cash and cash equivalents	23,937	20,327
Accounts and other receivables, net	1,798	2,571
Prepaid expenses and other assets	11,427	10,850
Deferred financing costs, net	2,778	3,023
Total assets	$1,531,218	$1,518,861

Liabilities and Equity:
Senior unsecured notes payable, net	$296,100	$295,911
Senior unsecured term loan, net	198,766	198,713
Unsecured revolving credit facility	75,000	60,000
Accounts payable and accrued liabilities	15,476	14,962
Dividends payable	24,083	21,684
Total liabilities	609,425	591,270

Equity:
Common stock	952	951
Additional paid-in capital	1,161,797	1,162,990
Cumulative distributions in excess of earnings	(240,956)	(236,350)
Total equity	921,793	927,591
Total liabilities and equity	$1,531,218	$1,518,861

CARETRUST REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	For the Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$19,325	$16,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including below-market ground leases)	13,175	11,906
Amortization of deferred financing costs	487	541
Amortization of stock-based compensation	884	994
Straight-line rental income	(26)	(463)
Noncash interest income	—	(10)
Loss on sale of real estate	56	—
Interest income distribution from other real estate investment	1,346	—
Change in operating assets and liabilities:
Accounts and other receivables, net	335	(1,220)
Prepaid expenses and other assets	454	(116)
Accounts payable and accrued liabilities	482	2,389
Net cash provided by operating activities	36,518	30,074
Cash flows from investing activities:
Acquisitions of real estate, net of deposits applied	(25,905)	(52,697)
Improvements to real estate	(2,345)	(452)
Purchases of equipment, furniture and fixtures	(73)	(1,806)
Investment in real estate mortgage and other loans receivable	(100)	(11,389)
Principal payments received on real estate mortgage and other loans receivable	662	411
Repayment of other real estate investment	2,327	—
Escrow deposits for potential acquisitions of real estate	(1,000)	(375)
Net proceeds from sales of real estate	2,134	131
Net cash used in investing activities	(24,300)	(66,177)
Cash flows from financing activities:
Proceeds from (costs paid for) the issuance of common stock, net	(90)	47,260
Proceeds from the issuance of senior unsecured term loan	—	200,000
Borrowings under unsecured revolving credit facility	15,000	185,000
Payments on unsecured revolving credit facility	—	(95,000)
Payments on senior unsecured term loan	—	(100,000)
Payments of deferred financing costs	—	(4,390)
Net-settle adjustment on restricted stock	(1,986)	(1,495)
Dividends paid on common stock	(21,532)	(17,710)
Net cash (used in) provided by financing activities	(8,608)	213,665
Net increase in cash and cash equivalents	3,610	177,562
Cash and cash equivalents, beginning of period	20,327	36,792
Cash and cash equivalents, end of period	$23,937	$214,354

CARETRUST REIT, INC.
DEBT SUMMARY
(dollars in thousands)
(Unaudited)

					March 31, 2020
	Interest		Maturity			% of	Deferred		Net Carrying
Debt	Rate		Date		Principal	Principal	Loan Costs		Value

Fixed Rate Debt

Senior unsecured notes payable	5.250%		2025		$300,000	52.2%	$(3,900)		$296,100

Floating Rate Debt

Senior unsecured term loan	2.276%	[1]	2026		200,000	34.8%	(1,234)		198,766

Unsecured revolving credit facility	1.983%	[2]	2024	[3]	75,000	13.0%	—	[4]	75,000
	2.196%				275,000	47.8%	(1,234)		273,766

Total Debt	3.789%				$575,000	100.0%	$(5,134)		$569,866

[1] Funds can be borrowed at applicable LIBOR plus 1.50% to 2.20% or at the Base Rate (as defined) plus 0.50% to 1.20%.
[2] Funds can be borrowed at applicable LIBOR plus 1.10% to 1.55% or the Base Rate (as defined) plus 0.10% to 0.55%.
[3] Maturity date assumes exercise of two 6-month extension options.
[4] Deferred financing fees are not shown net for the unsecured revolving credit facility and are included in assets on the balance sheet.

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
(shares in thousands)
(Unaudited)

Guidance

	Full Year 2020 Guidance[1]
	Low	High
Net income	$0.76	$0.78
Real estate related depreciation and amortization	0.56	0.56
Funds from Operations (FFO)	1.32	1.34
Normalized FFO	$1.32	$1.34

Net income	$0.76	$0.78
Real estate related depreciation and amortization	0.56	0.56
Amortization of deferred financing fees	0.02	0.02
Amortization of stock-based compensation	0.04	0.04
Straight-line rental income	0.00	0.00
Funds Available for Distribution (FAD)	1.38	1.40
Normalized FAD	$1.38	$1.40
Weighted average shares outstanding:
Diluted	95,557	95,557

[1]This guidance assumes and includes (i) all investments, dispositions and loan repayments made to date, (ii) no new acquisitions, dispositions, new loans or loan repayments beyond those completed or announced to date, (iii) no new debt incurrences or new equity issuances, and (iv) estimated 1.75% CPI-based rent escalators under CareTrust's long-term net leases. It does not contemplate future negative impacts, if any, that are related to the COVID-19 pandemic, which are highly uncertain and cannot be predicted at this time.

Non-GAAP Financial Measures
EBITDA represents net income before interest expense (including amortization of deferred financing costs), amortization of stock-based compensation, and depreciation and amortization. Normalized EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as real estate impairment charges, provision for loan losses, provision for doubtful accounts, property operating expenses and gains or losses from dispositions of real estate or other real estate. EBITDA and Normalized EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Normalized EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Normalized EBITDA may not be comparable to EBITDA and Normalized EBITDA reported by other REITs.
Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“Nareit”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation provide another view of performance. Thus, Nareit created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.
FFO is defined by Nareit as net income computed in accordance with GAAP, excluding gains or losses from dispositions of real estate investments, real estate depreciation and amortization and real estate impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with Nareit’s definition.
FAD is defined as FFO excluding noncash income and expenses, such as amortization of stock-based compensation, amortization of deferred financing fees and the effects of straight-line rent. The Company considers FAD to be a useful supplemental measure to evaluate the Company’s operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.
In addition, the Company reports Normalized FFO and Normalized FAD, which adjust FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as provision for loan losses, provision for doubtful accounts, and property operating expenses. By excluding these items, investors, analysts and our management can compare Normalized FFO and Normalized FAD between periods more consistently.
While FFO, Normalized FFO, FAD and Normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, Normalized FFO, FAD and Normalized FAD do not purport to be indicative of cash available to fund future cash requirements.
Further, the Company’s computation of FFO, Normalized FFO, FAD and Normalized FAD may not be comparable to FFO, Normalized FFO, FAD and Normalized FAD reported by other REITs that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FAD differently than the Company does.
The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. The Company also believes that the use of EBITDA, Normalized EBITDA, FFO, Normalized FFO, FAD and Normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Normalized EBITDA useful in understanding the Company’s operating results independent of its capital structure, indebtedness and other charges that are not indicative of its ongoing results, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs. The Company considers FFO, Normalized FFO, FAD and Normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and Normalized FAD, by excluding noncash income and expenses such as amortization of stock-based compensation, amortization of deferred financing fees, and the effects of straight-line rent, FFO, Normalized FFO, FAD and Normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.